UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2024

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41627	92-0318813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Pennsylvania Plaza, New York, NY	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 465-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	MSGE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President, Controller & Principal Accounting Officer

On July 24, 2024, the Board of Directors of Madison Square Garden Entertainment Corp. (the “Company”) appointed Layth Taki, 49, as Senior Vice President, Controller & Principal Accounting Officer effective September 9, 2024 or such later date as may be agreed (the “Commencement Date”).

Mr. Taki has served as the Chief Accounting Officer of Ziff Davis, Inc. (“Ziff Davis”) since September 2022 where he leads their global accounting, financial reporting, and financial systems functions. Prior to joining Ziff Davis, he served as SVP and Chief Accounting Officer of Altice USA, Inc. (“Altice USA”), where he managed a team responsible for the accounting, financial reporting, and accounts payable of Altice USA. Since joining Cablevision Systems Corporation in 2004 (prior to its acquisition by Altice USA), Mr. Taki was previously SVP, Controller of Cable Operations and head of technical accounting. Earlier in his career, Mr. Taki was a member of the assurance practice of PricewaterhouseCoopers, LLP, with emphasis on technology, communications, and entertainment clients.

Employment Agreement with Layth Taki

In connection with Mr. Taki’s appointment, Mr. Taki and the Company entered into an employment agreement (the “Taki Employment Agreement”) effective July 24, 2024, which contemplates Mr. Taki’s employment commencing effective as of the Commencement Date.

Pursuant to the Taki Employment Agreement, Mr. Taki will receive an annual base salary of not less than $500,000 and, commencing with the Company’s fiscal year starting July 1, 2024, an annual target bonus opportunity equal to not less than 50% of his annual base salary. He will be eligible, subject to his continued employment by the Company, to participate, commencing with the Company’s fiscal year starting July 1, 2024, in such long-term incentive programs that are made available in the future to similarly situated executives of the Company, with an expected aggregate target value of not less than $500,000. Mr. Taki will be entitled to a one-time special cash payment of $250,000, paid within 30 days after the Commencement Date (the “Special Cash Award”); provided that, if Mr. Taki’s employment with the Company terminates prior to the first anniversary of the Commencement Date as a result of (a) his termination of his employment (other than for “good reason” (as defined in the Taki Employment Agreement) or due to his death or “disability” (as defined in the Company’s long term disability plan)) or (b) an involuntary termination by the Company for “cause” (as defined in the Taki Employment Agreement), then Mr. Taki will be required to refund to the Company the Special Cash Award on the terms set forth in the Taki Employment Agreement. In addition, Mr. Taki will be entitled to a one-time special award of restricted stock units with an aggregate grant date value of $750,000, granted at the same time mid-year equity awards are granted to active employees of the Company (expected to be in April 2025) and subject to vesting over three years on September 15, 2025, 2026 and 2027. Mr. Taki will be eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If, on or prior to the third anniversary of the Commencement Date (the “Scheduled Expiration Date”), Mr. Taki’s employment is either involuntarily terminated by the Company for any reason other than cause, or is terminated by Mr. Taki for good reason and cause does not then exist, then, subject to Mr. Taki’s execution of a separation agreement, the Company will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than the sum of Mr. Taki’s annual base salary and annual target bonus, and (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred. If Mr. Taki’s employment is terminated due to his death or disability before the Scheduled Expiration Date, and at such time cause does not exist, then, subject to execution of a separation agreement (other than in the case of death), he or his estate or beneficiary will be provided with the benefits and rights set forth in clause (b) above.

The Taki Employment Agreement contains certain covenants by Mr. Taki, including a noncompetition agreement that restricts Mr. Taki’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company.

The description above is qualified in its entirety by reference to the Taki Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated as of July 24, 2024, between Madison Square Garden Entertainment Corp. and Layth Taki. †

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	This exhibit is a management contract or a compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

By:	/s/ Mark Cresitello
Name:	Mark Cresitello
Title:	Secretary

Date: July 25, 2024